Exhibit 10.21

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made as of the 2nd day of September, 2015 (the “Effective Date”), between Mimecast North America, Inc., a Delaware corporation (the “Company”), and Peter C. Bauer (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement, dated December 22, 2009, which the Company and the Executive intend to replace with this Agreement; and

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.

1. Employment.

(a) Term. The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions hereof (the “Term”).

(b) Position and Duties. During the Term, the Executive shall serve as the Chief Executive Officer of the Company, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”), provided that such duties are consistent with the Executive’s position or other positions that he may hold from time-to-time. The Executive shall devote his full working time and efforts to the business and affairs of the Company. The Executive and the Company acknowledge and agree that the Executive’s duties herein extend to Company’s subsidiaries, affiliates, and parent corporations. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s initial annual base salary shall be $320,000.00. The Executive’s base salary shall be reviewed annually by the Board or the Compensation Committee of the Board. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s initial target annual incentive compensation shall be $190,000. The target annual incentive compensation in effect at any given time is referred to herein as “Target Incentive Compensation”. Except as otherwise provided herein, to earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(d) Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e) Vacations. During the Term, the Executive shall be entitled to accrue up to 25 paid vacation days in each year in accordance with the policies of the Company in effect from time to time. The vacation year shall be from April 1 to March 31. Up to 15 days of earned but unused vacation may be carried from one vacation year to the following vacation year, provided that carried forward vacation must be used by September 30th of such following vacation year. The Executive may take vacation at the discretion of the Board, and no more than two weeks may be taken at any one time without the prior written consent of the Board, which shall not be unreasonably withheld. The Executive shall also be entitled to all paid holidays given by the Company to its United States employees.

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3. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death. In such event, in addition to the payments specified in Section 4(a) hereof, the Company shall pay to the Executive’s authorized representative or estate a pro-rata portion of the Executive’s Target Incentive Compensation for the period in which the Date of Termination occurs, such amount determined by multiplying the Target Incentive Compensation (or, if the applicable bonus period is a calendar quarter rather than calendar year, one-quarter of the Target Incentive Compensation) by a fraction, the numerator of which is the number of days the Executive was employed in the bonus period and the denominator is the total number of days in such bonus period. The Company shall have no further obligation to the Executive hereunder.

(b) Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iii) continued non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Company; (iv) a breach by the Executive of the provisions of Section 7 of this Agreement (the “Restrictive Covenants”); (v) a material violation by the Executive of the Company’s written employment policies; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

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(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b) Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release:

(i) the Company shall pay the Executive an amount equal to six months of the Executive’s Base Salary, plus two weeks of Base Salary for every year of completed employment with the Company up to a maximum of 12 months of the Executive’s Base Salary (the total duration of such payments, the “Severance Period”), plus any incentive compensation earned (as determined by the Board or the Compensation Committee) but unpaid as of the Date of Termination (the “Severance Amount”). Notwithstanding the foregoing, if the Executive breaches any of the provisions of the Restrictive Covenants, all payments of the Severance Amount shall immediately cease; and

(ii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment until the end of the Severance Period or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iii) the amounts payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over the Severance Period commencing within 30 days after the Date of Termination; provided, however, that if the 30-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 30-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5. Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

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(a) Change in Control. If a Change in Control occurs during the Term, 50% of the unvested shares underlying all share options and other share-based awards held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the consummation of the Change in Control. During the Term, if within 12 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release,

(i) the Company shall pay the Executive a lump sum in cash in an amount equal to 12 months of the Executive’s Base Salary and the Executive’s Target Incentive Compensation; and

(ii) notwithstanding anything to the contrary in any applicable option agreement or share-based award agreement, all share options and other share-based awards held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination; and

(iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iv) The amounts payable under this Section 5(a) shall be paid or commence to be paid within 30 days after the Date of Termination; provided, however, that if the 30-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 30-day period.

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

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(iv) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(v) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(vi) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(vii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

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(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Restrictive Covenants.

(a) During the Term, the Executive shall:

(i) Not take any action that would harm the reputation of the Company, any Company affiliate, or the Board;

(ii) Report to the Board his own material wrongdoing and any material wrongdoing or proposed material wrongdoing of any Company (or Company affiliate) employee or member of the Board;

(iii) Promptly report to the Board: (x) the plans of any other senior employee of Company or any Company affiliate to leave his or her employment, (y) the plans of any other senior employee of Company or any Company affiliate to compete with Company or any Company affiliate, or (z) the misuse by any employee of Company or any Company affiliate of any Confidential Information or any Trade Secrets (each as defined below);

(iv) Ensure that he meets the requirements of any regulatory body or any other entity whose consent or approval is required to enable him to undertake any of his duties hereunder; and

(v) When requested to do so, fully and promptly give the Board such explanations, information and assistance as it may require of which the Executive has knowledge or of which the Executive ought to have knowledge.

(b) Nondisclosure of Trade Secrets and Confidential Information.

(i) Except as reasonably necessary to perform his duties hereunder, the Executive will not, without the express written consent of the Company, directly or indirectly, disclose to any person or entity, or make use of for himself or any other person or entity: (i) any Confidential Information during his employment and for a period of three years immediately following his termination for any reason, and (ii) any Trade Secrets during his employment and for so long as any particular Trade Secret retains its status as a trade secret under applicable law. The protection afforded to Trade Secrets and/or Confidential Information by this provision is not intended to limit in any way any protection provided to any such information under any applicable federal, state or local law.

(ii) For purposes of this Agreement, the following definitions shall apply:

(A) “Trade Secret” shall be given its broadest possible interpretation under the law of the Commonwealth of Massachusetts and shall include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences, or records any secret technical, merchandising, production or management information, or any other secret formula, pattern, compilation, program, device, method, technique, drawing, process, design, procedure, invention, improvement, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, or other confidential or proprietary information or documents that (x) derives actual or potential economic value from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and (y) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also include any information described in this subparagraph (A) which the Company or any Company affiliate obtains from another party which the Company or Company affiliate treats as proprietary, confidential, or designates as a trade secret, whether or not owned or developed by the Company or a Company affiliate.

(B) “Confidential Information” shall mean any Company or any Company affiliate confidential and proprietary data or information, whether in written, oral, electronic or other form, that is of value to the Company or any Company affiliate and is not generally known to competitors of the Company or a Company affiliate. Confidential Information includes, but is not limited to, lists of any information about executives and employees, technical data and specifications, business and financial information, product and marketing plans, customer and client information, customer and client lists, customer, client and vendor identities and characteristics, agreements, marketing knowledge and techniques, sales figures, business plans, price lists, pricing policies, business methods, strategy forecasts, financial

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information, budgets, software, projections and procedures, contracts and contractual relations with customers or suppliers, the confidential evaluation of (and confidential use or non-use by the Company or any affiliate of) technical or business information in the public domain, Inventions, and any other scientific, technical, or trade secrets. Confidential Information also includes any information described in this subparagraph (B) which the Company or any Company affiliate obtains from another party which the Company or a Company affiliate treats as proprietary or designates as confidential information, whether or not owned or developed by the Company or a Company affiliate.

(C) The terms “Trade Secrets” and “Confidential Information” shall not include any materials or information of the types specified above to the extent that such materials or information: (x) are or become publicly known or generally utilized by others engaged in the same business or activities in which the Company utilized, developed or otherwise acquired such information; or (y) are known to the Executive prior to his employment; or (z) are furnished to others by the Company with no restriction on disclosure. Failure to mark any of the Trade Secrets or Confidential Information as confidential shall not affect its status as Trade Secrets or Confidential Information under this Agreement.

(c) Return of Property. Within five days of the Date of Termination, or as otherwise requested by the Company or the Board, the Executive will: (i) return all property of Company including, but not limited to, all Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained); (ii) deliver to Company any Company property which may be in the Executive’s possession including, but not limited to, products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same; and (iii) advise Company in writing that the Executive does not have Company information or property in his possession, custody, or control.

(d) Ownership and Assignment of Protected Works.

(i) “Protected Works” shall mean all ideas, inventions, formulas, techniques, processes, apparatuses, methods of operation, machines, manufactures, compositions of matter, concepts, systems, programs, software, schematics, flow charts, client lists, manuals, pamphlets, instructional materials, photographs, artwork, compilations, data, documents, notes, designs, drawings, trademarks, service marks, or trade names, including improvements thereto or derivatives therefrom, whether patentable or subject to copyright, trademark or trade secret protection, developed, created, or conceived by the Executive, either alone or with others, either (1) during or in connection with his employment hereunder or (2) using resources, materials, facilities, Confidential Information, Trade Secrets or other Company property.

(ii) The Executive agrees that any Protected Works are the sole property of Company, and that no additional compensation other than that set forth herein is due to him. Further, the Executive hereby assigns and agrees to assign all of his respective rights, title and interest in the Protected Works, including all patents, patent applications, divisional, continuation, continuation-in-part, or reissue applications to Company or as otherwise directed by Company. The Executive agrees that the Executive’s contributions to the Protected Works are intended to be works made for hire by the Executive, but, to the extent such contributions are not considered works made for hire, then the Executive hereby assigns and agrees to assign all of his respective rights, title and interest in and to the Protected Works as set forth herein. The Executive agrees, at the Company’s request and expense, to communicate to the Company any facts known to him; testify in any legal proceedings involving the Protected Works; sign all instruments, applications or papers to register and/or obtain protection for the Protected Works in the United States and any foreign country, and to carry into full force and effect, the assignment, transfer and conveyance hereby made or intended to be made; and generally do everything possible for title to the Protected Works and all patents, copyrights, trademarks or service marks therein to be exclusively held by the Company. The Executive agrees not to apply for any state, federal, or other jurisdiction’s registration of rights in any Protected Works and that he will not challenge, oppose or seek to cancel any applications or registration of same by the Company or its designees. The Executive agrees that he will not make Protected Works available to a third party without the Company’s express written consent.

(iii) The Executive agrees that all documents, files, software, equipment, price or customer lists, or other tangible things (and all copies thereof) that are discovered or obtained by the Executive as a result of his employment hereunder will, as between the Company and the Executive, remain the sole property of the Company. Upon the Executive’s termination, or upon a demand by the Company, the Executive will return all such things to the Company immediately.

(e) Inventions, Discoveries and Improvements. In addition to the Executive’s obligations under Section 7(d) above, the Executive will promptly disclose to the Company all inventions, discoveries, and improvements, whether or not patentable, made or conceived by the Executive, either alone or with others: (i) during the Executive’s employment; and (ii) within one year after the Date of Termination, if based in whole or in part upon Confidential Information or Trade Secrets (both categories collectively referred to hereafter as “Inventions”). All such Inventions that relate in any way to the business of the Company or its affiliates (“Company Inventions”) will, as between the Executive and the Company, be used solely for the benefit of the Company and will become and remain its exclusive property. The Executive agrees to assign to the Company or its nominee his entire right, title and interest in and to such Company Inventions and to execute any other documents that may be requested by the Company for the purpose of applying for and obtaining patents with respect to such Company Inventions in the United States and abroad. The Executive also agrees to

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cooperate at any time to the extent and in the manner reasonably requested by the Company in the prosecution or defense of any patent claims or any litigation or other proceeding involving any such Company Inventions. The Executive warrants that he is under no other contract or duty to assign Inventions. The Executive will not disclose or induce the Company to use any confidential information or material that belongs to anyone other than the Company.

(f) Non-Solicitation of Customers. The Executive agrees that, during the Term and for a period of one year immediately following the Date of Termination, he will not solicit or take away, or attempt to solicit or take away, any customer of the Company or any of its affiliates with whom the Executive had contact or about whom the Executive had Confidential Information that the Executive would not have known but for his employment with the Company, for any purpose which may be construed, or may be in fact, competitive in nature.

(g) Non-Solicitation of Employees. The Executive agrees that, during the Term and for a period of one year immediately following the Date of Termination, he will not solicit or attempt to hire, on his own behalf or on behalf of any other person or entity, any person who was employed by the Company during the one year prior to Executive’s termination and who has not thereafter ceased to be employed by the Company for a period of at least six months.

(h) Covenant Not to Compete. During the Term, the Executive will not engage in any employment, consulting, or other activity in any business competitive with the business of the Company or any Company affiliate as conducted now or at any future time during the Executive’s employment. The Executive further agrees that, for a period of one year immediately following the Date of Termination, he will not perform duties or functions that are the same as or substantially similar to those performed on behalf of the Company during his employment with the Company on behalf of himself or any other person or entity engaged in any activity in competition with the services and products offered by the Company on the Date of Termination.

8. Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

10. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

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17. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of the Commonwealth of Massachusetts. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

20. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

MIMECAST NORTH AMERICA, INC.

By:	/s/ Peter Campbell
Peter Campbell

Its:	Chief Financial Officer

EXECUTIVE

/s/ Peter C. Bauer
Peter C. Bauer

[Signature Page to the Employment Agreement]